MICON	Exhibit 4.18
International Limited

Certificate of Qualification

Pierre Jean Lafleur, P. Eng.

I, Pierre Jean Lafleur, certify that:

1.

At the time of this report I am a resident at 933 Carre Valois, Ste-Therese, Quebec, Canada, J7E 4L8.

2.

I am a registered Professional Geoscientist with the Association of Professional Geoscientists in the Province of Quebec (membership OIQ #39862).

3.

I hold the following academic qualifications:

I am a member of the Canadian Institute of Mines and Metallurgy.

I am a graduate from Ecole Polytechnique of Montreal (B. ENG.).

4.

I have practiced my profession in exploration, geology and mining for more than 25 years, with extensive experience in gold, base metals and industrial minerals as well.

5.

I have visited the Crucitas Project site on a trip to Costa Rica from October 11th to 21st 2005 and took my own samples from the old drill core in storage on site.

6.

I wrote the original report for the Crucitas Project, entitled “Technical report for the Crucitas Project of Vannessa Ventures Ltd. Calgary” dated February, 2006 for Geostat.

7.

The reader should be aware that PJ Lafleur, prior to working with Geostat and writing the February 2006 report, had been called by Lyon Lake in February 1999 to review the CPC and IMC findings as an Independent Consultant.

8.

This certificate applies to the technical report entitled “Las Crucitas Gold Project NI 43101 Summary of the Bankable Feasibility Study and Addendum” dated February 2007.

9.

I am a Qualified Person according to the National Policy 43-101.  I have read the norm and I understand the terms and implications.

10.

I have not received, nor do I expect to receive directly or indirectly and interest in any form for the Crucitas project from Vannessa Ventures Ltd.

11.

I am responsible for section 10, 11, 12, 13, 14, 15 and portions of section 17 related to the resource estimate.

12.

That, as of this date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make this technical report not misleading.

13.

I consent to the filing of the report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the report.

Dated February 21, 2007

“Pierre J. Lafleur”

Pierre Jean Lafleur, P.Eng.